UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Invesco QQQ TrustSM, Series 1

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Invesco QQQ ETF reclassification: Proxy vote information

What's happening?

Invesco is proposing to modernize the QQQ ETF by reclassifying it from its current trust structure to an open-ended ETF. Shareholders of record as of August 15, 2025, will be invited to vote on this proposal via a proxy solicitation.

What does this mean for shareholders?

- **Lower expense ratio:** The QQQ expense ratio will decrease from 0.20% to 0.18%.
- **Enhanced reporting and oversight:** Enjoy greater transparency with semi-annual reports, Board oversight, and summary prospectuses.
- **No tax impact:** The reclassification will not result in any tax consequences for shareholders.

What's not changing?

- **Investment objective:** QQQ will continue to track the Nasdaq 100® Index.
- **Management team:** The same managers and operational team will remain in place.

Are you a QQQ shareholder?

Cast your vote before the October 24, 2025 deadline.

Your control number will be needed to vote. You can find your control number however you received your proxy statement, either via mail or e-mail. Alternatively, certain shareholders can contact our proxy solicitor, Sodali, to get your control number. They can be reached at 800-886-4839 during the following hours: Monday – Friday 10:00 AM – 11:00 PM and Saturday, 12:00 – 5:00, PM ET.

You'll receive reminders from our proxy solicitor, but those stop once you've voted.

Vote Now

Related documents and information

- Proxy Statement
- Annual Report

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Questions about Invesco QQQ ETF?

If you have general questions about Invesco QQQ or ETFs, we are here to help.

Call 1-800-983-0903

Invesco Distributors, Inc., ETF distributor, and Invesco Capital Management LLC, ETF sponsor, do not provide financial advisory services or tax advice. Investors should consult a financial professional before making any investment decisions. Investors should also consult their own tax professionals for information regarding their own tax situations. This content is for informational purposes only and should not be construed as legal, tax, investment, financial, or other advice; nor should it be construed as a solicitation, recommendation, endorsement, or offer for any investment strategy or product for a particular investor.

Not a Deposit | Not FDIC Insured | Not Guaranteed by the Bank | May Lose Value | Not Insured by any Federal Government Agency

There are risks involved with investing in ETFs, including possible loss of money. Shares are not actively managed and are subject to risks similar to those of stocks, including those regarding short selling and margin maintenance requirements. Ordinary brokerage commissions apply. The Fund's return may not match the return of the Underlying Index. The Fund is subject to certain other risks. Please see the current prospectus for more information regarding the risk associated with an investment in the Fund.

Investments focused in a particular sector, such as technology, are subject to greater risk, and are more greatly impacted by market volatility, than more diversified investments.

QQQ Top 10 Holdings. Holdings are subject to change and are not buy/sell recommendations.

The Nasdaq 100® Index comprises the 100 largest non-financial companies traded on the Nasdaq. An investor cannot invest directly in an index.

Diversification does not guarantee a profit or eliminate the risk of loss. Transparency, Most ETFs disclose their holdings daily. Low cost: Since ordinary brokerage commissions apply for each ETF buy and sell transaction, frequent trading activity may increase the cost of ETFs. Shares are not individually redeemable and owners of the Shares may acquire those Shares from the Funds and tender those shares for redemption to the Funds in Creation Unit aggregations only, typically consisting of 50,000 Shares. The sponsor of the Invesco QQQ TrustSM, a unit of investment trust, is lnvesco Capital Management LLC (Invesco). NASDAQ, Nasdaq-100 Index, Nasdaq-100 Index Tracking Stock and QQQ are trade/service marks of The Nasdaq Stock Market, Inc. and have been licensed for use by Invesco, QQQ’s sponsor. NASDAQ makes no representation regarding the advisability of investing in QQQ and makes no warranty and bears no liability with respect to QQQ, the Nasdaq-100 Index, its use or any data included therein. 2025 Invesco Ltd. All rights reserved